Exhibit 99.2

SUPPORT AGREEMENT

THIS AGREEMENT made as of December 15, 2011, between Newmont Mining Corporation, a corporation existing under the laws of the State of Delaware (hereinafter referred to as “Newmont”), Newmont Holdings ULC, an unlimited liability company existing under the laws of Nova Scotia (hereinafter referred to as “NHULC”) and Newmont Mining Corporation of Canada Limited, a corporation existing under the laws of the Province of British Columbia (hereinafter referred to as “New Exchangeco”).

RECITALS:

(a)
in connection with an arrangement agreement (the “Arrangement Agreement”) made as of October 31, 2011 between Newmont, NHULC, Newmont Canada FN Holdings Limited (“Old NMCCL”), New Exchangeco and Newmont NE Holdings Subco Limited, exchangeable shares in the capital of New Exchangeco (the “Exchangeable Shares”) are to be issued to certain holders of exchangeable shares in the capital of Old NMCCL pursuant to the Plan of Arrangement contemplated by the Arrangement Agreement; and

(b)	pursuant to the Arrangement Agreement, Newmont, New Exchangeco and NHULC are required to execute a support agreement substantially in the form of this agreement.

In consideration of the foregoing and the mutual agreements contained herein, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

Section 1.1	Defined Terms

Each initially capitalized term used and not otherwise defined herein shall have the meaning ascribed thereto in the rights, privileges, restrictions and conditions (collectively, the “Share Provisions”) attaching to the Exchangeable Shares as set out in the articles of New Exchangeco.  In this agreement, “including” means “including without limitation” and “includes” means “includes without limitation”. In this agreement, “Callco” means NHULC, or in Newmont’s sole discretion, such other company which exercises the Liquidation Call Right, Retraction Call Right or Redemption Call Right, including Newmont or NHULC, which Newmont causes to be bound by the terms and conditions set forth in this agreement.

Section 1.2	Interpretation Not Affected by Headings

The division of this agreement into Articles, Sections, and other portions and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this agreement.  Unless otherwise specified, references to an “Article” or “Section” refer to the specified Article or Section of this agreement.

Section 1.3	Number, Gender

Words importing the singular number only shall include the plural and vice versa. Words importing any gender shall include all genders.

Section 1.4	Date for any Action

If any date on which any action is required to be taken under this agreement is not a business day, such action shall be required to be taken on the next succeeding business day. For the purposes of this agreement, a “business day” means any day other than a Saturday, Sunday, a public holiday or a day on which commercial banks are not open for business in Toronto, Ontario or New York, New York under applicable law.

ARTICLE 2
COVENANTS OF NEWMONT AND ACQUISITIONCO

Section 2.1	Covenants Regarding Exchangeable Shares

So long as any Exchangeable Shares not owned by Newmont or its affiliates are outstanding, Newmont will:

(a)
not declare or pay any dividend on the Newmont Shares unless (i) New Exchangeco shall (A) on the same day declare or pay, as the case may be, an equivalent dividend (as provided for in the Share Provisions) on the Exchangeable Shares (an “Equivalent Dividend”), and (B) have sufficient money or other assets or authorized but unissued securities available to enable the due declaration and the due and punctual payment, in accordance with applicable law, of any such Equivalent Dividend, or (ii) New Exchangeco shall (A) subdivide the Exchangeable Shares in lieu of a stock dividend thereon (as provided for in the Share Provisions) (an “Equivalent Stock Subdivision”), and (B) have sufficient authorized but unissued securities available to enable the Equivalent Stock Subdivision;

(b)
advise New Exchangeco sufficiently in advance of the declaration by Newmont of any dividend on the Newmont Shares and take all such other actions as are reasonably necessary, in co-operation with New Exchangeco, to ensure that (i) the respective declaration date, record date and payment date for an Equivalent Dividend on the Exchangeable Shares shall be the same as the declaration date, record date and payment date for the corresponding dividend on the Newmont Shares, or (ii) the record date and effective date for an Equivalent Stock Subdivision shall be the same as the record date and payment date for the corresponding stock dividend on the Newmont Shares;

(c)	ensure that the record date for any dividend declared on the Newmont Shares is not less than 7 days after the declaration date of such dividend;

(d)	take all such actions and do all such things as are reasonably necessary to enable and permit New Exchangeco, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Liquidation Amount, the Retraction Price or the Redemption Price in respect of each issued and outstanding Exchangeable Share (other than Exchangeable Shares owned by Newmont or its affiliates) upon the liquidation, dissolution or winding-up of New Exchangeco or any other distribution of the assets of New Exchangeco among its shareholders for the purpose of winding up its affairs, the delivery of a Retraction Request by a holder of Exchangeable Shares or a redemption of Exchangeable Shares by New Exchangeco, as the case may be, including all such actions and all such things as are necessary or desirable to enable and permit New Exchangeco to cause to be delivered Newmont Shares to the holders of Exchangeable Shares in accordance with the provisions of section 5, 6 or 7, as the case may be, of the Share Provisions;

(e)
take all such actions and do all such things as are reasonably necessary or desirable to enable and permit Callco or Newmont, in accordance with applicable law, to perform its obligations arising upon the exercise by it of the Liquidation Call Right, the Retraction Call Right or the Redemption Call Right, including all such actions and all such things as are necessary or desirable to enable and permit Callco or Newmont to cause to be delivered Newmont Shares to the holders of Exchangeable Shares in accordance with the provisions of the Liquidation Call Right, the Retraction Call Right or the Redemption Call Right, as the case may be; and

(f)
except in connection with any event, circumstance or action which causes or could cause the occurrence of a Redemption Date, not exercise its vote as a shareholder to initiate the voluntary liquidation, dissolution or winding up of New Exchangeco or any other distribution of the assets of New Exchangeco among its shareholders for the purpose of winding up its affairs, nor take any action or omit to take any action that is designed to result in the liquidation, dissolution or winding up of New Exchangeco or any other distribution of the assets of New Exchangeco among its shareholders for the purpose of winding up its affairs.

Section 2.2	Segregation of Funds

Newmont will cause New Exchangeco to deposit a sufficient amount of funds in a separate account of New Exchangeco and segregate a sufficient amount of such other assets and property as is necessary to enable New Exchangeco to pay dividends when due and to pay or otherwise satisfy its respective obligations under section 5, 6 and 7 of the Share Provisions, as applicable.

Section 2.3	Reservation of Newmont Shares

Newmont hereby represents, warrants and covenants in favour of New Exchangeco and Callco that Newmont has reserved for issuance and will, at all times while any Exchangeable Shares (other than Exchangeable Shares held by Newmont or its affiliates) are outstanding, keep available, free from pre-emptive and other rights, out of its authorized and unissued capital stock such number of Newmont Shares (or other shares or securities into which Newmont Shares may be reclassified or changed as contemplated by Section 2.7): (a) as is equal to the sum of (i) the number of Exchangeable Shares issued and outstanding from time to time and (ii) the number of Exchangeable Shares issuable upon the exercise of all rights to acquire Exchangeable Shares outstanding from time to time; and (b) as are now and may hereafter be required to enable and permit Newmont to meet its obligations under the Voting and Exchange Trust Agreement and under any other security or commitment pursuant to which Newmont may now or hereafter be required to issue Newmont Ordinary Shares, to enable and permit Callco or Newmont to meet its obligations under each of the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right and to enable and permit New Exchangeco to meet its obligations hereunder and under the Share Provisions.

Section 2.4	Notification of Certain Events

In order to assist Newmont to comply with its obligations hereunder and to permit Callco or Newmont to exercise the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right, New Exchangeco will notify Newmont and Callco of each of the following events at the time set forth below:

(a)
in the event of any determination by the Board of Directors of New Exchangeco to institute voluntary liquidation, dissolution or winding-up proceedings with respect to New Exchangeco or to effect any other distribution of the assets of New Exchangeco among its shareholders for the purpose of winding up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution;

(b)
promptly, upon the earlier of receipt by New Exchangeco of notice of and New Exchangeco otherwise becoming aware of any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of New Exchangeco or to effect any other distribution of the assets of New Exchangeco among its shareholders for the purpose of winding up its affairs;

(c)	immediately, upon receipt by New Exchangeco of a Retraction Request;

(d)	on the same date on which notice of redemption is given to holders of Exchangeable Shares, upon the determination of a Redemption Date in accordance with the Share Provisions; and

(e)
as soon as practicable upon the issuance by New Exchangeco of any Exchangeable Shares or rights to acquire Exchangeable Shares (other than the issuance of Exchangeable Shares and rights to acquire Exchangeable Shares pursuant to the Arrangement).

Section 2.5	Delivery of Newmont Shares to New Exchangeco and Callco

In furtherance of its obligations under Section 2.1(d) and Section 2.1(e), upon notice from New Exchangeco or Callco of any event that requires New Exchangeco or Callco to cause to be delivered Newmont Shares to any holder of Exchangeable Shares, Newmont shall forthwith allot, issue and deliver or cause to be delivered to the relevant holder of Exchangeable Shares as directed by New Exchangeco or Callco the requisite number of Newmont Shares to be allotted to, received by, and issued to or to the order of, the former holder of the surrendered Exchangeable Shares (but, for the avoidance of doubt, not to New Exchangeco or Callco). All such Newmont Shares shall be duly authorized and validly issued as fully paid and shall be free and clear of any lien, claim or encumbrance. In consideration of the issuance and delivery of each such Newmont Share, New Exchangeco or Callco, as the case may be, shall subscribe a cash amount or pay a purchase price equal to the fair market value of such Newmont Shares.

Section 2.6	Qualification of Newmont Shares

If any Newmont Shares (or other shares or securities into which Newmont Shares may be reclassified or changed as contemplated by Section 2.7) to be issued and delivered hereunder require registration or qualification with or approval of or the filing of any document, including any prospectus or similar document or the taking of any proceeding with or the obtaining of any order, ruling or consent from any governmental or regulatory authority under any United States or Canadian federal, state, provincial or territorial securities or other law or regulation or pursuant to the rules and regulations of any securities or other regulatory authority in the United States or Canada or the fulfillment of any other United States or Canadian legal requirement before such shares (or such other shares or securities) may be issued by Newmont and delivered by Newmont at the direction of Callco or New Exchangeco, if applicable, to the holder of surrendered Exchangeable Shares or in order that such shares (or such other shares or securities) may be freely traded thereafter (other than any restrictions of general application on transfer by reason of a holder being a “control person” for purposes of Canadian federal, provincial or territorial securities Law or the equivalent thereof under any United States Laws), Newmont will in good faith expeditiously take all such actions and do all such things as are reasonably necessary or desirable to cause such Newmont Shares (or such other shares or securities) to be and remain duly registered, qualified or approved under United States and/or Canadian law.  Newmont will in good faith expeditiously take all such actions and do all such things as are reasonably necessary or desirable to cause all Newmont Shares (or such other shares or securities) to be delivered hereunder to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which outstanding Newmont Shares (or such other shares or securities) have been listed by Newmont and remain listed and are quoted or posted for trading at such time.

Section 2.7	Economic Equivalence

So long as any Exchangeable Shares not owned by Newmont or its affiliates are outstandin-g:

(a)	Newmont will not without prior approval of New Exchangeco and the prior approval of the holders of the Exchangeable Shares given in accordance with section 10(2) of the Share Provisions:

(i)
issue or distribute Newmont Shares (or securities exchangeable for or convertible into or carrying rights to acquire Newmont Shares) to the holders of all or substantially all of the then outstanding Newmont Shares by way of stock dividend or other distribution, other than an issue of Newmont Shares (or securities exchangeable for or convertible into or carrying rights to acquire Newmont Shares) to holders of Newmont Shares (i) who exercise an option to receive dividends in Newmont Shares (or securities exchangeable for or convertible into or carrying rights to acquire Newmont Shares) in lieu of receiving cash dividends, or (ii) pursuant to any dividend reinvestment plan or similar arrangement; or

(ii)
issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding Newmont Shares entitling them to subscribe for or to purchase Newmont Shares (or securities exchangeable for or convertible into or carrying rights to acquire Newmont Shares); or

(iii)
issue or distribute to the holders of all or substantially all of the then outstanding Newmont Shares (A) shares or securities (including evidence of indebtedness) of Newmont of any class (other than Newmont Shares or securities convertible into or exchangeable for or carrying rights to acquire Newmont Shares), or (B) rights, options, warrants or other assets other than those referred to in Section 2.7(a)(ii), unless in each case the economic equivalent on a per share basis of such rights, options, securities, shares, evidences of indebtedness or other assets is issued or distributed simultaneously to holders of the Exchangeable Shares and at least 7 days prior written notice thereof is given to the holders of Exchangeable Shares; provided that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by Newmont in order to give effect to and to consummate, is in furtherance of or is otherwise in connection with the transactions contemplated by, and in accordance with, the Plan of Arrangement.

(b)	Newmont will not without the prior approval of New Exchangeco and the prior approval of the holders of the Exchangeable Shares given in accordance with section 10(2) of the Share Provisions:

(i)	subdivide, redivide or change the then outstanding Newmont Shares into a greater number of Newmont Shares; or

(ii)	reduce, combine, consolidate or change the then outstanding Newmont Shares into a lesser number of Newmont Shares; or

(iii)	reclassify or otherwise change Newmont Shares or effect an amalgamation, merger, reorganization or other transaction affecting Newmont Shares;

unless the same or an economically equivalent change shall simultaneously be made to, or in the rights of the holders of, the Exchangeable Shares and at least seven days prior written notice is given to the holders of Exchangeable Shares.

(c)
Newmont will ensure that the record date for any event referred to in Section 2.7(a) or Section 2.7(b), or (if no record date is applicable for such event) the effective date for any such event, is not less than five business days after the date on which such event is declared or announced by Newmont (with contemporaneous notification thereof by Newmont to New Exchangeco).

(d)
The Board of Directors of New Exchangeco shall determine, acting in good faith and in its sole discretion, economic equivalence for the purposes of any event referred to in Section 2.7(a) or Section 2.7(b) and each such determination shall be conclusive and binding on Newmont. In making each such determination, the following factors shall, without excluding other factors determined by the Board of Directors of New Exchangeco to be relevant, be considered by the Board of Directors of New Exchangeco:

(i)	in the case of any stock dividend or other distribution payable in Newmont Shares, the number of such shares issued in proportion to the number of Newmont Shares previously outstanding;

(ii)
in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase Newmont Shares (or securities exchangeable for or convertible into or carrying rights to acquire Newmont Shares), the relationship between the exercise price of each such right, option or warrant and the Current Market Price of a Newmont Share;

(iii)
in the case of the issuance or distribution of any other form of property (including any shares or securities of Newmont of any class other than Newmont Shares, any rights, options or warrants other than those referred to in Section 2.7(d)(ii), any evidences of indebtedness of Newmont or any assets of Newmont), the relationship between the fair market value (as determined by the Board of Directors of New Exchangeco in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding Newmont Share and the Current Market Price of a Newmont Share;

(iv)
in the case of any subdivision, redivision or change of the then outstanding Newmont Shares into a greater number of Newmont Shares or the reduction, combination, consolidation or change of the then outstanding Newmont Shares into a lesser number of Newmont Shares or any amalgamation, merger, reorganization or other transaction affecting Newmont Shares, the effect thereof upon the then outstanding Newmont Shares; and

(v)
in all such cases, the general taxation consequences of the relevant event to holders of Exchangeable Shares to the extent that such consequences may differ from the taxation consequences to holders of Newmont Shares as a result of differences between taxation laws of Canada and the United States (except for any differing consequences arising as a result of differing marginal taxation rates and without regard to the individual circumstances of holders of Exchangeable Shares).

(e)
New Exchangeco agrees that, to the extent required, upon due notice from Newmont, New Exchangeco will use its best efforts to take or cause to be taken such steps as may be necessary for the purposes of ensuring that appropriate dividends are paid or other distributions are made by New Exchangeco, or subdivisions, redivisions or changes are made to the Exchangeable Shares, in order to implement the required economic equivalence with respect to the Newmont Shares and Exchangeable Shares as provided for in this Section 2.7.

Section 2.8	Tender Offers

In the event that a tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to Newmont Shares (an “Offer”) is proposed by Newmont or is proposed to Newmont or its shareholders and is recommended by the Board of Directors of Newmont, or is otherwise effected or to be effected with the consent or approval of the Board of Directors of Newmont, and the Exchangeable Shares are not redeemed by New Exchangeco or purchased by Callco or Newmont pursuant to the Redemption Call Right, Newmont will expeditiously and in good faith take all such actions and do all such things as are reasonably necessary or desirable to enable and permit holders of Exchangeable Shares (other than Newmont and its affiliates) to participate in such Offer to the same extent and on an economically equivalent basis as the holders of Newmont Shares, without discrimination. Without limiting the generality of the foregoing, Newmont will expeditiously and in good faith take all such actions and do all such things as are reasonably necessary or desirable to ensure that holders of Exchangeable Shares may participate in each such Offer without being required to retract Exchangeable Shares as against New Exchangeco (or, if so required, to ensure that any such retraction, shall be effective only upon, and shall be conditional upon, the closing of such Offer and only to the extent necessary to tender or deposit to the Offer). Nothing herein shall affect the rights of New Exchangeco to redeem (or Callco or Newmont to purchase pursuant to the Redemption Call Right) Exchangeable Shares, as applicable, in the event of a Newmont Control Transaction.

Section 2.9	Ownership of Outstanding Shares

Without the prior approval of New Exchangeco and the prior approval of the holders of the Exchangeable Shares given in accordance with section 10(2) of the Share Provisions, Newmont covenants and agrees in favour of New Exchangeco that, as long as any outstanding Exchangeable Shares are owned by any person other than Newmont or any of its affiliates, Newmont will be and remain the direct or indirect beneficial owner of all issued and outstanding voting shares in the capital of New Exchangeco and Callco.

Section 2.10	Newmont and Affiliates Not to Vote Exchangeable Shares

Newmont covenants and agrees that it will appoint and cause to be appointed proxyholders with respect to all Exchangeable Shares held by it and its affiliates for the sole purpose of attending each meeting of holders of Exchangeable Shares in order to be counted as part of the quorum for each such meeting.  Newmont further covenants and agrees that it will not, and will cause its affiliates not to, exercise any voting rights which may be exercisable by holders of Exchangeable Shares from time to time pursuant to the Share Provisions or pursuant to the provisions of the BCBCA (or any successor or other corporate statute by which New

Exchangeco may in the future be governed) with respect to any Exchangeable Shares held by it or by its affiliates in respect of any matter considered at any meeting of holders of Exchangeable Shares.

Section 2.11	Ordinary Market Purchases

For certainty, nothing contained in this agreement, including the obligations of Newmont contained in Section 2.8, shall limit the ability of Newmont (or any of its subsidiaries including, without limitation, Callco or New Exchangeco) to make ordinary market purchases of Newmont Shares in accordance with applicable laws and regulatory or stock exchange requirements.

Section 2.12	Stock Exchange Listing

Newmont covenants and agrees in favour of New Exchangeco that, as long as any outstanding Exchangeable Shares are owned by any person other than Newmont or any of its affiliates, Newmont will use its best efforts to maintain a listing for such Exchangeable Shares on The Toronto Stock Exchange.

ARTICLE 3
NEWMONT SUCCESSORS

Section 3.1	Certain Requirements in Respect of Combination, etc.

As long as any outstanding Exchangeable Shares are owned by any person other than Newmont or any of its affiliates, Newmont shall not consummate any transaction (whether by way of reconstruction, reorganization, consolidation, arrangement, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other person or, in the case of a merger, of the continuing corporation resulting therefrom unless, but may do so if:

(a)
such other person or continuing corporation (the “Newmont Successor”) by operation of law, becomes, without more, bound by the terms and provisions of this agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, an agreement supplemental hereto and such other instruments (if any) as are reasonably necessary or advisable to evidence the assumption by the Newmont Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such Newmont Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of Newmont under this agreement; and

(b)
such transaction shall be upon such terms and conditions as substantially to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the other parties hereunder or the holders of the Exchangeable Shares.

Section 3.2	Vesting of Powers in Successor

Whenever the conditions of Section 3.1 have been duly observed and performed, the parties, if required by Section 3.1, shall execute and deliver the supplemental agreement provided for in Section 3.1(a) and thereupon the Newmont Successor and such other person that may then be the issuer of the Newmont Shares shall possess and from time to time may exercise each and every right and power of Newmont under this agreement in the name of Newmont or otherwise and any act or proceeding by any provision of this agreement required to be done or performed by the Board of Directors of Newmont or any officers of Newmont may be done and performed with like force and effect by the directors or officers of such Newmont Successor.

Section 3.3	Wholly-Owned Subsidiaries

Nothing herein shall be construed as preventing (i) the amalgamation or merger of any wholly-owned direct or indirect subsidiary of Newmont with or into Newmont, (ii) the winding-up, liquidation or dissolution of any wholly-owned direct or indirect subsidiary of Newmont, provided that all of the assets of such subsidiary are transferred to Newmont or another wholly-owned direct or indirect subsidiary of Newmont, or (iii) any other distribution of the assets of any wholly-owned direct or indirect subsidiary of Newmont among the shareholders of such subsidiary for the purpose of winding up its affairs, and any such transactions are expressly permitted by this Article 3.

ARTICLE 4
GENERAL

Section 4.1	Term

This agreement shall come into force and be effective as of the date hereof and shall terminate and be of no further force and effect at such time as no Exchangeable Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire Exchangeable Shares) are held by any person other than Newmont and any of its affiliates.

Section 4.2	Changes in Capital of Newmont and New Exchangeco

At all times after the occurrence of any event contemplated pursuant to Section 2.7 and Section 2.8 or otherwise, as a result of which either Newmont Shares or the Exchangeable Shares or both are in any way changed, this agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which Newmont Shares or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver an agreement in writing giving effect to and evidencing such necessary amendments and modifications.

Section 4.3	Severability

If any term or other provision of this agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 4.4	Amendments, Modifications

(a)
Subject to Section 4.2, Section 4.3 and Section 4.5 this agreement may not be amended or modified except by an agreement in writing executed by New Exchangeco, Callco and Newmont and approved by the holders of the Exchangeable Shares in accordance with section 10(2) of the Share Provisions.

(b)	No amendment or modification or waiver of any of the provisions of this agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the parties hereto.

Section 4.5	Ministerial Amendments

Notwithstanding the provisions of Section 4.4, the parties to this agreement may in writing at any time and from time to time, without the approval of the holders of the Exchangeable Shares, amend or modify this agreement for the purposes of:

(a)
adding to the covenants of any or all parties provided that the Board of Directors of each of New Exchangeco, Callco and Newmont shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares;

(b)
making such amendments or modifications not inconsistent with this agreement as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the Board of Directors of each of New Exchangeco, Callco and Newmont, it may be expedient to make, provided that each such Board of Directors shall be of the good faith opinion that such amendments or modifications will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares; or

(c)
making such changes or corrections which, on the advice of counsel to New Exchangeco, Callco and Newmont, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the Boards of Directors of each of New Exchangeco, Callco and Newmont shall be of the good faith opinion that such changes or corrections will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares.

Section 4.6	Meeting to Consider Amendments

New Exchangeco, at the request of Newmont, shall call a meeting or meetings of the holders of the Exchangeable Shares for the purpose of considering any proposed amendment or modification requiring approval pursuant to Section 4.4.  Any such meeting or meetings shall be called and held in accordance with the bylaws of New Exchangeco, the Share Provisions and all applicable laws.

Section 4.7	Enurement

This agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns.

Section 4.8	Notices to Parties

Any notice and other communications required or permitted to be given pursuant to this agreement shall be sufficiently given if delivered in person or if sent by facsimile transmission (provided such transmission is recorded as being transmitted successfully) to the parties at the following addresses:

(a)	in the case of Newmont, to the following address:

Newmont Mining Corporation 6363 South Fiddler’s Green Circle, Suite 800 Greenwood Village, CO 80111 Attention: General Counsel or Secretary Facsimile: (303) 837-5837
with a copy to:

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street 27th Floor New York, New York 10019 Attention: David Katz Facsimile: (212) 403-2309
(b)	in the case of Callco, to the following address:

c/o Newmont Mining Corporation 6363 South Fiddler’s Green Circle, Suite 800 Greenwood Village, CO 80111 Attention: General Counsel or Secretary Facsimile: (303) 837-5837

with a copy to:

Goodmans LLP Suite 3400, 333 Bay Street Toronto, Ontario, Canada M5H 2S7 Attention: Jonathan Lampe Facsimile: (416) 979-1234
(c)	in the case of New Exchangeco, to the following address:

Newmont Mining Corporation 6363 South Fiddler’s Green Circle, Suite 800 Greenwood Village, CO 80111 Attention: General Counsel or Secretary Facsimile: (303) 837-5837

with a copy to:

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street 27th Floor New York, New York 10019 Attention: David Katz Facsimile: (212) 403-2309

or at such other address as the party to which such notice or other communication is to be given has last notified the party given the same in the manner provided in this Section, and if not given the same shall be deemed to have been received on the date of such delivery or sending.

Section 4.9	Counterparts

This agreement may be executed in counterparts (by facsimile or otherwise), each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

Section 4.10	Jurisdiction

This agreement shall be construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.  Each party hereto irrevocably submits to the non-exclusive jurisdiction of the courts of the Province of Ontario with respect to any matter arising hereunder or related hereto.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed as of the date first above written.

NEWMONT MINING CORPORATION
Per:
Authorized Signatory

NEWMONT HOLDINGS ULC
Per:
Authorized Signatory

NEWMONT MINING CORPORATION OF CANADA LIMITED
Per:
Authorized Signatory

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